Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154

CONTACTS:
Investors: Heather Kos, 708-551-2592
Media: Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS THIRD QUARTER 2018 RESULTS

•                  Third quarter 2018 reported and adjusted EPS* were $1.32 and $1.70, compared with $2.26 and $2.21 in the third quarter 2017

•                  Year-to-date 2018 reported and adjusted EPS were $4.80 and $5.31 down from $5.72 and $5.98 through the third quarter last year

•                  Company updates its business outlook for 2018 adjusted EPS to $6.80-$7.05

•                  Company announces intent to enter into an accelerated share repurchase agreement of 4 million shares

WESTCHESTER, Ill., November 1, 2018 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2018. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2018 and 2017, include items that are excluded from the non-GAAP financial measures that the Company presents.

“In the third quarter, we experienced the effects of rapidly changing foreign currency exchange rates and responded to operational difficulties caused by unplanned power outages at our largest manufacturing facility in North America. We are addressing a challenging environment by aggressively driving operational improvements, structurally reducing costs, and taking necessary pricing actions while ensuring that we continue delivering on our customer experience commitments,” said Jim Zallie, Ingredion’s president and chief executive officer.

“To accelerate operational execution, we restructured our North America supply chain leadership, enabling more intense focus on freight cost optimization and on reducing complexity in our starch production facilities.  The transition of our Stockton customer volume and service to other plants in our network is on track, and will allow us to better align our manufacturing cost structure with future sweetener demand.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

INGREDION REPORTS THIRD QUARTER 2018 RESULTS – Page 2

“In addition to these actions, and as part of our $125 million Cost Smart savings program, we opened our Latin America finance shared service center in Guadalajara, which further consolidates Ingredion’s finance activities and supports the Company’s growth in the region.  Our Cost Smart initiatives continue to move us toward becoming a more streamlined and agile organization.”

“In the quarter, we continued to see strength in our on-trend specialty growth platforms such as clean and simple ingredients and specialty texturizers.  Consistent with our strategic intent to grow our specialties portfolio, we announced $60 million of planned specialty investments in Asia-Pacific, which will expand our capacity in modified waxy corn, tapioca, and rice specialty starches to meet growing global demand.”

Zallie concluded, “We continued to deploy cash with nearly $177 million of share repurchases during the first nine months of 2018, including $36 million in the third quarter. We remain focused on delivering further shareholder value as demonstrated by our dividend increase for the fourth consecutive year and the accelerated share repurchase (“ASR”) agreement announced today. These underscore our Board’s confidence in Ingredion’s long-term growth opportunities and profitability.”

Diluted Earnings Per Share (EPS)

	3Q17	3Q18	YTD17	YTD18
Reported EPS	$2.26	$1.32	$5.72	$4.80
Acquisition/Integration Costs	$0.01	—	$0.11	—
Impairment/Restructuring Costs	$0.07	$0.38	$0.29	$0.48
U.S./Canada Tax Settlement	$(0.14)	$(0.03)	$(0.14)	—
Income Tax Reform	—	$0.03	—	$0.03
Adjusted EPS**	$2.21	$1.70	$5.98	$5.31

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

	3Q18	YTD18
Margin	(0.39)	(0.89)
Volume	0.03	0.23
Foreign exchange	(0.14)	(0.13)
Other income	0.01	0.02
Total operating items	(0.49)	(0.77)

Other non-operating income	—	(0.02)
Financing costs	(0.10)	(0.09)
Shares outstanding	0.03	0.05
Tax rate	0.05	0.15
Non-controlling interest	—	0.01
Total non-operating items	(0.02)	0.10
Total items affecting EPS	(0.51)	(0.67)

INGREDION REPORTS THIRD QUARTER 2018 RESULTS – Page 3

Financial Highlights

•                  At September 30, 2018, total debt and cash and short-term investments were $1.67 billion and $437 million, versus $1.86 billion and $604 million, respectively, at December 31, 2017. Cash and short-term investments reductions were primarily driven by the pay down of debt and share repurchases.

•                  Net financing costs were $24 million or $8 million higher in the third quarter than the year-ago period, primarily driven by foreign-exchange losses in Argentina including the effects of hyperinflation accounting.

•                  Reported and adjusted effective tax rates were 25.8 percent and 24.7 percent, compared to 22.1 percent and 26.7 percent, respectively, in the year-ago period. The change in the reported rate was driven by the impact of the 2017 tax benefit related to the U.S./Canada settlement, and partially offset by the U.S. tax reform. The change in the adjusted rate was driven predominantly by U.S. tax reform.

•                  Capital expenditures were $234 million for the first nine months of 2018, up $12 million from the year-ago period, driven by increased investments in growing specialty ingredients.

•                  Execution of the $125 million Cost Smart savings program has begun. The Company expects to generate cost run-rate savings of $4 million to $5 million in 2018, $24 million to $34 million cumulatively in 2019, building to $125 million by year-end 2021, before inflationary effects.

Business Review

Total Ingredion

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Third quarter	1,485	-76	-6	47	1,450	-2%
Year-to-date	4,395	-97	53	64	4,415	—

Net Sales

•                  Third quarter net sales were down compared to the year-ago period. Favorable price/mix primarily due to raw material and foreign exchange pricing pass through was more than offset by changes in foreign currency exchange rates.

•                  Year-to-date net sales were flat compared to the year-ago period. Specialty volume growth as well as favorable price/mix, primarily due to raw material and foreign exchange pricing pass through, were offset by changes in foreign currency exchange rates.

Operating income

•                  Reported and adjusted operating incomes for the quarter were $155 million and $189 million, decreases of 33 percent and 21 percent, respectively, from the same period last year. The decreases were largely

INGREDION REPORTS THIRD QUARTER 2018 RESULTS – Page 4

attributable to foreign-exchange headwinds, higher production and supply chain costs in North America, and to a lesser extent lower sweetener demand.

•                  Year-to-date 2018 reported and adjusted operating income were $545 million and $590 million, decreases of 14 percent and 12 percent, respectively, compared to $634 million of reported operating income and $669 million of adjusted operating income for the 2017 year. These decreases were largely attributable to higher production and supply chain costs in North America, foreign-exchange headwinds, lower sweetener demand, North America commodity margin pressures, and higher raw material costs in Asia-Pacific that were partially offset by operating income growth in South America and EMEA.

•                  Third quarter reported operating income was lower than adjusted operating income by $34 million.  Restructuring charges related to Cost Smart of $31 million were associated with the cessation of wet milling at the Company’s Stockton, California facility and restructuring charges related to Cost Smart SG&A initiatives were $3 million.

•                  Year-to-date reported operating income was lower than adjusted operating income by $45 million. Restructuring charges related to Cost Smart of $31 million were associated with the cessation of wet milling at the Company’s Stockton, California facility, restructuring charges related to Cost Smart SG&A initiatives were $9 million and we incurred $5 million of other restructuring costs.

North America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Third quarter	903	-4	—	-10	889	-2%
Year-to-date	2,689	4	8	-22	2,679	—

Operating income

•                  Third quarter operating income was $138 million, a decrease of $39 million from a year ago.  The decrease was driven by higher production and supply chain costs and lower U.S./Canada sweetener demand.

•                  Year-to-date operating income was $431 million, a decrease of $84 million from a year ago. The decrease was largely driven by higher production and supply chain costs, lower U.S./Canada sweetener demand and commodity margin pressures.

South America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Third quarter	257	-60	-12	43	228	-11%
Year-to-date	740	-118	20	67	709	-4%

INGREDION REPORTS THIRD QUARTER 2018 RESULTS – Page 5

Operating income

•                  Third quarter operating income was $22 million, a decrease of $4 million from a year ago. Foreign exchange headwinds in Brazil and Argentina and lower volumes were partially offset by improved operational efficiencies.

•                  Year-to-date operating income was $68 million, an increase of $23 million from a year ago. Improved operational efficiencies, the lapping of the 2017 Argentina manufacturing optimization project and modest volume growth more than offset foreign exchange headwinds in Brazil and Argentina.

Asia-Pacific

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Third quarter	189	-1	-2	11	197	4%
Year-to-date	555	22	2	13	592	7%

Operating income

•                  Third quarter operating income was $25 million, down $5 million from a year ago. Specialty volume growth was more than offset by a lag in the pass through of higher tapioca costs and the layout of corn costs.

•                  Year-to-date operating income was $75 million, down $15 million from a year ago. Specialty volume growth was more than offset by a lag in the pass through of higher tapioca costs.

Europe, Middle East, Africa (EMEA)

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Third quarter	136	-10	6	4	136	—
Year-to-date	411	-4	23	5	435	6%

Operating income

•                  Third quarter operating income was $26 million, flat to a year ago. Specialty and core volume growth were offset by foreign exchange headwinds in Pakistan and higher raw material costs.

•                  Year-to-date operating income was $86 million, up $3 million from a year ago. The increase was largely driven by specialty and core volume growth partially offset by higher raw material costs and foreign exchange headwinds in Pakistan.

Dividends and Share Repurchases

•                  During the third quarter, the Company repurchased approximately 349,000 shares of common stock in the open market for approximately $36 million and raised the quarterly dividend from $0.60 to $0.625. Year-to-

INGREDION REPORTS THIRD QUARTER 2018 RESULTS – Page 6

date share repurchases were approximately 1.6 million shares of common stock for approximately $177 million.

•                  In the next few days, the Company intends to initially settle the repurchase of 4 million shares of its outstanding common stock pursuant to an ASR agreement. Upon final settlement after a price averaging period expected to be completed during the first quarter of 2019, the Company would be entitled to receive cash or additional shares or be required to pay cash or deliver additional shares, depending on the movement of the Company’s share price over the averaging period. The ASR would be part of the Company’s existing share repurchase program.

2018 Guidance

As previously announced, the Company expects 2018 adjusted EPS to be in the range of $6.80-$7.05 compared to adjusted EPS of $7.70 in 2017. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. The full-year guidance assumes, compared to last year: North America operating income down due to higher production and freight costs; Asia-Pacific operating income down due to prolonged higher tapioca costs; South America and EMEA operating income up; an adjusted effective tax rate range of approximately 26.5-28.0 percent; and continued higher-value specialty ingredients growth.

Excluding one-time cash receipts from tax benefits, cash from operations in 2018 is expected to be in the range of $720 million to $750 million. Capital expenditures are anticipated to be between $330 million and $360 million, with the increase expected to result from additional U.S. based investments.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries.  With 2017 annual net sales of nearly $6 billion, the Company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With 27 Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company

INGREDION REPORTS THIRD QUARTER 2018 RESULTS – Page 7

develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars.  For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products; our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugating, and brewing industries; energy costs and availability; freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; particularly recently enacted United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(in millions, except per share amounts)	2018	2017	%	2018	2017	%
Net sales before shipping and handling costs (i)	$1,563	$1,591	(2)%	$4,752	$4,701	1%
Less: shipping and handling costs (i)	113	106		337	306
Net sales	1,450	1,485	(2)%	4,415	4,395	0%
Cost of sales	1,116	1,097		3,367	3,283
Gross profit	334	388	(14)%	1,048	1,112	(6)%

Operating expenses	148	154	(4)%	465	462	1%
Other income, net	(3)	(4)		(7)	(7)
Restructuring/impairment charges	34	7		45	23
Operating income	155	231	(33)%	545	634	(14)%
Financing costs, net	24	16		65	57
Other, non-operating income (ii)	(1)	(2)		(3)	(5)
Income before income taxes	132	217	(39)%	483	582	(17)%
Provision for income taxes	34	48		126	153
Net income	98	169	(42)%	357	429	(17)%
Less: Net income attributable to non-controlling interests	3	3		8	9
Net income attributable to Ingredion	$95	$166	(43)%	$349	$420	(17)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	71.2	71.9		71.8	72.0
Diluted	71.9	73.3		72.7	73.4

Earnings per common share of Ingredion:
Basic	$1.33	$2.31	(42)%	$4.86	$5.83	(17)%
Diluted	$1.32	$2.26	(42)%	$4.80	$5.72	(16)%

Notes

(i) As a result of the Company’s adoption of ASC 606, the Company identified certain fulfillment costs which were included as a reduction in “Net sales before shipping and handling costs” which represent fulfillment activities rather than a discount to the transaction price.  The Company has elected to reclassify these costs on a retrospective basis, resulting in $17 million and $48 million reclassified from “Net sales before shipping and handling costs” to “Less: shipping and handling costs” for the three and nine months ended September 30, 2017, respectively.  Reported net sales does not change as a result of this reclassification.

(ii) As a result of the Company’s adoption of the amendments to ASC 715, the Company was required to retrospectively present service costs separate from the other components of net periodic benefit costs.  The other components of net periodic benefit costs have been reclassified from Cost of sales and Operating expenses to Other, non-operating income.  The result is a reduction to Operating income and increase to Other, non-operating income of $2 million and $5 million for the three and nine months ended September 30, 2017, respectively.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2018	December 31, 2017
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$431	$595
Short-term investments	6	9
Accounts receivable — net	865	961
Inventories	852	823
Prepaid expenses	36	27
Total current assets	2,190	2,415

Property, plant and equipment — net	2,146	2,217
Goodwill	792	803
Other intangible assets — net	468	493
Deferred income tax assets	11	9
Other assets	144	143
Total assets	$5,751	$6,080

Liabilities and equity
Current liabilities
Short-term borrowings	$111	$120
Accounts payable and accrued liabilities	764	837
Total current liabilities	875	957

Non-current liabilities	233	227
Long-term debt	1,559	1,744
Deferred income tax liabilities	195	199
Share-based payments subject to redemption	32	36

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at September 30, 2018 and December 31, 2017	1	1
Additional paid-in capital	1,131	1,138
Less: Treasury stock (common stock; 7,117,938 and 5,815,904 shares at September 30, 2018 and December 31, 2017, respectively) at cost	(650)	(494)
Accumulated other comprehensive loss	(1,131)	(1,013)
Retained earnings	3,484	3,259
Total Ingredion stockholders’ equity	2,835	2,891
Non-controlling interests	22	26
Total equity	2,857	2,917

Total liabilities and equity	$5,751	$6,080

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(in millions)	2018	2017

Cash provided by operating activities:
Net income	$357	$429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188	156
Mechanical stores expense	43	42
Deferred income taxes	(20)	(20)
Charge for fair value mark-up of acquired inventory	—	9
Margin accounts	6	10
Changes in other trade working capital	(60)	(110)
Other	65	8
Cash provided by operating activities	579	524

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(234)	(222)
Payments for acquisitions	—	(13)
Short-term investments	2	(9)
Other	2	—
Cash used for investing activities	(230)	(244)

Cash used for financing activities:
(Payments on) proceeds from borrowings, net	(181)	(79)
Repurchase of common stock	(177)	(134)
Issuances of common stock for share-based compensation, net of settlements	(2)	14
Dividends paid, including to non-controlling interests	(137)	(120)
Cash used for financing activities	(497)	(319)

Effect of foreign exchange rate changes on cash	(16)	18
Decrease in cash and cash equivalents	(164)	(21)
Cash and cash equivalents, beginning of period	595	512
Cash and cash equivalents, end of period	$431	$491

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$95	$1.32	$166	$2.26	$349	$4.80	$420	$5.72

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million for the nine months ended September 30, 2017 (i)	—	—	1	0.01	—	—	2	0.03

Restructuring charge, net of income tax benefit of $7 million and $10 million for the three and nine months ended September 30, 2018, respectively, and $2 million and $2 million for the three and nine months ended September 30, 2017, respectively (ii)	27	0.38	5	0.07	35	0.48	21	0.29

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $3 million for the nine months ended September 30, 2017, respectively (iii)	—	—	—	—	—	—	6	0.08

Income tax reform (iv)	2	0.03	—	—	2	0.03	—	—

Income tax settlement (v)	(2)	(0.03)	(10)	(0.14)	—	—	(10)	(0.14)

Non-GAAP adjusted net income attributable to Ingredion	$122	$1.70	$162	$2.21	$386	$5.31	$439	$5.98

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2017 period includes costs related to the acquisition and integration of Penford Corporation, Kerr Concentrates, Inc., TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the three and nine months ended September 30, 2018, we recorded $34 million and $45 million of pre-tax restructuring charges, respectively. During the third quarter of 2018, we recorded $31 million of restructuring expenses, including $28 million of accelerated depreciation and $3 million of employee-related severance cost, as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant and $3 million of restructuring charges as part of the Cost Smart SG&A program in relation to the Latin America finance transformation initiative.  During the nine months ended September 30, 2018, we recorded $45 million of pre-tax restructuring charges consisted of $31 million of restructuring expenses as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant.  In addition, $9 million of restructuring charges were recorded related to the Cost Smart SG&A program, including $5 million of severance costs in for restructuring projects in North America and South America and $4 million of costs related to the Latin America finance transformation initiative.  Finally, $5 million of restructuring charges related to other projects were recorded including $4 million of costs related to the North America finance transformation and $1 million of costs related to the leaf extraction process in Brazil.

During the three and nine months ended September 30, 2017, we recorded a $7 million and $23 million pre-tax restructuring charge, respectively. During the third quarter of 2017, we recorded $4 million of restructuring costs associated with the North America finance transformation initiative and $3 million of restructuring costs including employee-related severance costs in North America. During the nine months ended September 30, 2017, the $23 million of restructuring charges consisted of $17 million of costs associated with the restructuring in Argentina, $5 million of costs associated with the North America finance transformation initiative, and $1 million of other restructuring charges including severance costs in North America and a refinement of estimated restructuring costs for prior year related activities.

(iii) The 2017 period includes the flow-through of costs associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(iv) The enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017 resulted in a one-time provisional amount of $23 million for the three months and year ended December 31, 2017. During the third quarter of 2018, we adjusted our provisional amounts and recognized an incremental $2 million related to the TCJA.

(v) The Company had been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2004 through 2013.  During the fourth quarter of 2016, the Company recorded a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit.  In addition, as a result of the settlement, for the years 2014-2016, we established a net reserve of $7 million, recorded as a $21 million liability and $14 million benefit.  During the third quarter of 2017, an agreement was reached between the two countries for the specific issues being contested.   As a result of the agreement, we are entitled to deduct a foreign exchange loss of $10 million on our 2017 U.S. federal income tax return. As a result of that final settlement, the Company received a $40 million refund from the CRA and recorded $2 million of interest penalty through tax expense in 2018. In addition, during the third quarter of 2018, the Company reversed $2 million of the $7 million net reserve related to the settlement.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, pre-tax)	2018	2017	2018	2017

Operating income	$155	$231	$545	$634

Add back:

Acquisition/integration costs (i)	—	1	—	3

Restructuring charge (ii)	34	7	45	23

Charge for fair value mark-up of acquired inventory (iii)	—	—	—	9

Non-GAAP adjusted operating income	$189	$239	$590	$669

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP

Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$132	$34	25.8%	$483	$126	26.1%

Add back:

Restructuring charge (ii)	34	7		45	10

Income tax reform (iv)	—	(2)		—	(2)

Income tax settlement (v)	—	2		—	—

Adjusted Non-GAAP	$166	$41	24.7%	$528	$134	25.4%

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$217	$48	22.1%	$582	$153	26.3%

Add back:

Acquisition/integration costs (i)	1	—		3	1

Restructuring charge (ii)	7	2		23	2

Change in fair value mark-up of acquired inventory (iii)	—	—		9	3

Income tax settlement (v)	—	10		—	10

Adjusted Non-GAAP	$225	$60	26.7%	$617	$169	27.4%

For notes (i) through (v) see notes (i) through (v) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(in millions)	2018	2017	%	2018	2017	%
Net Sales
North America	$889	$903	(2)%	$2,679	$2,689	0%
South America	228	257	(11)%	709	740	(4)%
Asia Pacific	197	189	4%	592	555	7%
EMEA	136	136	0%	435	411	6%
Total	$1,450	$1,485	(2)%	$4,415	$4,395	0%

Operating Income
North America	$138	$177	(22)%	$431	$515	(16)%
South America	22	26	(15)%	68	45	51%
Asia Pacific	25	30	(17)%	75	90	(17)%
EMEA	26	26	0%	86	83	4%
Corporate	(22)	(20)	(10)%	(70)	(64)	(9)%
Sub-total	189	239	(21)%	590	669	(12)%
Acquisition/integration costs	—	(1)		—	(3)
Restructuring charge	(34)	(7)		(45)	(23)
Charge for fair value mark-up of acquired inventory	—	—		—	(9)
Total	$155	$231	(33)%	$545	$634	(14)%

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Anticipated GAAP Diluted Earnings per Share (“ GAAP EPS”)

to Anticipated Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Anticipated EPS Range
	for Full Year 2018
	Low End	High End
GAAP EPS	$5.96	$6.25

Add:
Restructuring charges (vi)	0.81	0.77

Income tax reform and income tax settlement (vii)	0.03	0.03

Adjusted EPS	$6.80	$7.05

Above is a reconciliation of our anticipated full year 2018 diluted EPS to our anticipated full year 2018 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(vi) Primarily reflects anticipated 2018 restructuring charges related to the Cost Smart cost of sales and SG&A programs, including the restructuring charges related to the cessation of wet-milling at the Stockton plant, restructuring projects in North America and South America, and the finance transformation initiatives in Latin America and North America.

(vii) Reflects the provision impact on current year earnings of the TCJA reform and the tax settlement charges that occurred during the nine months ended September 30, 2018 that are described in (iv) and (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Anticipated GAAP Cash Provided by Operating Activities

to Anticipated Adjusted Cash Provided by Operating Activities

(Unaudited)

Anticipated Cash Provided by Operating

Activities for Full Year 2018 (in millions)

	Low End	High End
GAAP Cash Provided by Operating Activities	$825	$850

Less:
Tax Benefits (c)	105	100

Adjusted Cash Provided by Operating Activities	$720	$750

(c) As a result of the 2017 Tax Cuts and Jobs Act and the U.S. - Canada tax settlement announced in Q4 2016, the Company anticipates one-time tax benefits to be received during the year in the range of $100 million to $105 million.